EXHIBIT 3.4

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
AMPAL-AMERICAN ISRAEL CORPORATION
(Under Section 805 of the Business Corporation Law)

        We, the undersigned, being respectively the President and Secretary of Ampal-American Israel Corporation (the “Corporation”), hereby certify, in accordance with Section 805 of the Business Corporation Law, the following amendments to its Certificate of Incorporation:

    1.        The name of the Corporation is currently Ampal-American Israel Corporation. The Corporation was formed under the name Ampal-American Palestine Trading Corporation.

    2.        The Certificate of Incorporation was filed by the Department of State on February 6, 1942.

    3.        The text of the Corporation’s Certificate of Incorporation, as restated and filed in the Office of the Department of State of the State of New York on the 3rd day of June, 1997, as amended by the two separate Certificates of Amendment to the Certificate of Incorporation of the Corporation, each dated July 18, 2006 and filed with the Department of State of the State of New York on July 19, 2006 (the “Certificate of Incorporation”), is hereby amended to increase the authorized share capital of the Corporation from 60,000,000 shares of Class A Stock to 100,000,000 shares of Class A Stock. The 4% Cumulative Convertible Preferred Stock and 6-1/2% Cumulative Convertible Preferred Stock are no longer outstanding.

    4.        The text of Corporation’s Certificate of Incorporation is hereby amended as follows:

a.	Article Third of the Certificate of Incorporation is hereby deleted in its entirety and a new Article Third as follows is substituted therefor:

THIRD: The aggregate number of shares which the Corporation is authorized to issue is One Hundred Million (100,000,000) shares in a single class as hereinafter set forth.

b.	Article Fourth of the Certificate of Incorporation is hereby amended as follows:

i.	The first sentence of Article Fourth is hereby deleted in its entirety and the following sentence is substituted therefor: “Said One Hundred Million (100,000,000) shares which the Corporation has authority to issue shall consist of a single class of One Hundred Million (100,000,000) shares of Class “A” Stock having a par value of One Dollar ($1.00) per share.

ii.	The last sentence of Article Fourth is hereby amended be deleting the number “60,000,000” and substituting therefor the number “100,000,000.”

    5.        The foregoing amendment of the Certificate of Incorporation was duly approved and adopted in accordance with the provisions of Section 805 of the New York Business Corporation Law and has been authorized by a majority of the votes of the outstanding shares entitled to vote hereon in accordance with Section 804 of the New York Business Corporation Law, at a meeting duly called and held on February 7, 2007, a quorum being present.

        IN WITNESS WHEREOF, we have executed this Certificate of Amendment of the Certificate of Incorporation and affirm that statements made herein are true under the penalties of perjury this 7th day of February, 2007.

AMPAL-AMERICAN ISRAEL CORP. /s/ Yosef A. Maiman —————————————— Yosef A Maiman, President /s/ Yoram Firon —————————————— Yoram Firon, Secretary